June 2, 2020

TO:
All Stockholders
(Addressed Individually)

SUBJECT:
Report from the President

A Balanced Provider and a Stable Partner

When we developed our 2019-2021 Strategic Plan, the reality of our current environment was unimaginable. But in our Strategic Plan, we stated that the FHLBNY’s strategic vision is “to be a balanced provider of liquidity to members in all operating environments.” It is this focus on our members and our ability to remain your reliable partner that positions us to respond to this crisis and remain a stable source of liquidity even in this most challenging operating environment.

But providing liquidity is not the only way in which we have been able to support our members amid this crisis. For example, on June 1, we launched the 2020 Homebuyer Dream Program Round, with an initial installment of $3 million in funds made available. And last month, we announced our COVID-19 Relief Program, and we have seen significant member interest in using these tools to support the communities we all serve. This is best reflected in our Small Business Recovery Grant (“SBRG”) Program, a component of our overall Relief Program that we launched on May 12 to provide working capital through our members to small businesses across our District. Through the SBRG Program, members are able to provide grants of up to $10,000 to qualifying small businesses and non-profit organizations which have suffered a significant loss of revenue related to the pandemic. We made $5 million available through this program, and, in less than two weeks from the launch, we had allocated nearly all of it. In fact, we have already begun to approve grant applications, getting this funding out through our members to support the small businesses that comprise the fabric of our communities. We also continue to work with our members to accept Paycheck Protection Program loans as eligible collateral, helping to alleviate some of the challenges our members may face in this area, and making it easier to keep funding flowing into the community. The FHLBNY continues to build upon its array of products and services through the efforts of our Products, Services and Membership Committee (“PSMC”). Most recently, the PSMC conducted an effort to streamline the refund methodology of the Refundable Municipal Letter of Credit product, where, effective June 1, 2020, the refund of the unused portion of the Letter of Credit is now based on the average balance of the underlying secured municipal deposit account, versus the peak balance over the term of the Letter of Credit. This enhancement can enable members to more tightly manage collateralization, reduce expenses and create operational ease.

Our dependability also extends to our ability to provide a reasonable quarterly dividend, which we did last month when we announced a 5.90 percent dividend for the first quarter of 2020. Throughout the remainder of the year, we will continue to assess the potential effects of changes in the environment on our financial performance and dividend strategy. We believe that this return on our members’ investment in our cooperative enhances member value and reflects the strength of our franchise.

We are also focused on maintaining our high level of member engagement, even as we all remain in remote operating postures. Through our Relationship Managers and Member Services Desk, our people are always one phone call away. Our senior leadership has participated in industry group virtual meetings and conference calls, and we continue to meet with members to provide information on a wide variety of topics, from the LIBOR transition to our 2020 Affordable Housing Program funding round. We have also developed a series of webinars to provide our members with the information and solutions they need to navigate our current environment. Through this series, we have covered our COVID-19 Relief Program, provided our Financial Economist’s outlook on the economy coming out of the crisis, hosted Darling Consulting to offer ALM strategies for the current environment, and discussed member collateral. Recordings of these webinars are available on our Financial Intelligence page, and I encourage all of our members to tune in to future sessions.

We know that the local lender is vital in any crisis, and will be relied upon as our communities and our economy begin to recover. We are well-positioned to support our members in these efforts, and are proud to serve as your trusted partner.

2020 FHLBNY Director Election Update

Our Board of Directors is a key part of our stability, guiding our decision-making and working with management on developing our strategy. This is why we ask our members to take an active role in the annual election process. This year, for the second year in a row, we will be partnering with Survey & Ballot Systems (“SBS”), to administer our electronic election. Later this month, SBS will send out the first communication related to the 2020 Director Election process – the call for Member Director nominations and Independent Director applications. To help ensure that your authorized voting Officer receives emails from SBS, please be sure you add – or verify that you have previously added – the following email address to your system as an approved sender: noreply@directvote.net. We believe that electronic elections – especially in this environment – make it easier for our members to participate in this important process.

Our Board is a key part of our cooperative, and I encourage all of our members to participate in the election process. If you have any questions about this process, please contact our general counsel, Paul Friend, at generalcounsel@fhlbny.com.

Sincerely,

José R. González
President and Chief Executive Officer

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This report may contain forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as "projected," "expects," "may," or their negatives or other variations on these terms. The Bank cautions that, by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, the Risk Factors set forth in our Annual Reports on Form 10-K and our Quarterly Reports on Form 10-Q filed with the SEC, as well as regulatory and accounting rule adjustments or requirements, changes in interest rates, changes in projected business volumes, changes in prepayment speeds on mortgage assets, the cost of our funding, changes in our membership profile, the withdrawal of one or more large members, competitive pressures, shifts in demand for our products, and general economic conditions. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to revise or update publicly any forward-looking statements for any reason.